Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release

CDW Corporation Announces Partial Redemption of Senior

Secured Notes due 2018

VERNON HILLS, Ill. – May 31, 2013 — CDW Corporation, a leading provider of technology solutions for business, government, education and healthcare, today announced that its wholly owned subsidiaries, CDW LLC and CDW Finance Corporation (together, the “Issuers”), have delivered a Notice of Partial Redemption (the “Notice”) to holders of their outstanding 8% Senior Secured Notes due 2018 (the “Notes”). The Notice called for redemption of $175.0 million aggregate principal amount of the currently outstanding $500.0 million aggregate principal amount of Notes. The redemption price of the Notes is 108.000% of the principal amount redeemed, which amount is equal to $1,080.00 per $1,000 principal amount, plus accrued and unpaid interest to, but not including, the redemption date, in accordance with the provisions of the indenture governing the Notes. Consummation of the redemption is subject to (i) the consummation of the initial public offering (the “IPO”) of the common stock of CDW Corporation pursuant to an effective registration statement under the Securities Act of 1933, as amended, and (ii) the contribution by CDW Corporation to the Issuers of net proceeds from the IPO equal to at least the aggregate redemption price of the Notes.

Additional information concerning the terms and conditions of the redemption are fully described in the Notice distributed to holders of the Notes. Beneficial holders with any questions about the redemption should contact their respective brokerage firm or financial institution.

This press release is for informational purposes only and shall not constitute an offer to purchase the Notes or any other securities.

About CDW

CDW is a leading provider of technology solutions for business, government, education and healthcare. Ranked No. 31 on Forbes’ list of America’s Largest Private Companies and No. 267 on the FORTUNE 500, CDW was founded in 1984 and employs more than 6,700 coworkers. For the trailing twelve months ended March 31, 2013, the company generated net sales of $10.2 billion. For more information, visit www.CDW.com.

Contact:

Investor Inquiries

Sari L. Macrie

Vice President—Investor Relations

(847) 371-5480

investorrelations@cdw.com

or

Media Inquiries

Mary Viola

Sr. Director, Corporate Communications

(847) 968-0743